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                                                                    Exhibit 10.6

                        PRUDENTIAL INSURANCE SUPPLEMENTAL
                            EXECUTIVE RETIREMENT PLAN

                         Effective as of March 12, 2002

         The Prudential Executive Supplemental Retirement Plan (the "Plan") was established by The Prudential Insurance Company of America (the "Company"), effective as of April 14, 1998, for the purpose of providing reasonable supplemental retirement benefits for certain eligible employees (and their beneficiaries) whose retirement benefits under The Prudential Merged Retirement Plan, the Supplemental Plan and such other plans or arrangements sponsored by the Company are, in the opinion of the Board of Directors of the Company, inadequate. Effective as of March 12, 2002, subject to regulatory approval, the Plan was renamed to the Prudential Insurance Supplemental Executive Retirement Plan and restated with amendments. The Plan provides "Participants" (and their beneficiaries) with one or more of the following categories of benefits: (1) Mid-career Hire Benefits (as set forth in Article II); and (2) Early Retirement Benefits (as set forth in Article III).

         The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA (as defined below). The Plan is also intended to comply with the provisions of New Jersey Statutes Annotated (S) 17B:18-52. A separate, similar plan is being adopted by Prudential Financial, Inc. to cover employees not regulated by New Jersey Statutes (S) 17B:18-52.

                                    ARTICLE I

                                   DEFINITIONS

         The following terms shall have the meanings hereinafter set forth. Other terms that are capitalized in the Plan shall be defined in the same manner as they are defined in the Retirement Plan.

         1.1 "Account Based Plan" means a career average pension plan where benefits are recorded and updated each plan year as an account or lump sum equivalent, such as a cash balance pension plan or retirement equity pension plan arrangement.

         1.2  "Board of Directors" means the Board of Directors of the Company.

         1.3  "Code" means the Internal Revenue Code of 1986, as amended.

         1.4 "Committee" means the Committee that has been appointed by the Compensation Committee pursuant to Section 5.1 of the Plan.

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         1.5  "Compensation Committee" means the Compensation Committee of the
              Board of Directors, as defined by the Company's by-laws.

         1.6 "Company" means The Prudential Insurance Company of America. When referring to Company employees or officers, it also means life insurance companies controlled by the Company that are regulated under section 17B:18-52 of New Jersey Statutes.

         1.7 "Controlled Group" means the Company and (i) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, (ii) each trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), (iii) each organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, and (iv) each other entity required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code. Any such entity shall be treated as part of the Controlled Group only for the period while it is a member of the controlled group or considered to be in a common control group.

         1.8 "Early Retirement Benefits" means benefits granted to Participants in accordance with Article III of this Plan.

         1.9 "Eligibility Date" means the date the Participant is first eligible for a benefit under the terms of Article II.

         1.10 "Expected Earnings" means base pay at the Hire Date plus annualized target annual incentive bonus. If a Participant first becomes eligible for this Plan after the first year of employment, Expected Earnings will mean the actual base pay and annual incentive bonus payable for the full calendar year of employment immediately prior to eligibility for the Plan.

         1.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.12 "Mid-career Hire Benefits" means benefits granted to Participants in accordance with Article II of this Plan.

         1.13 "Hire Date" means the date employment with a member of the Controlled Group starts.

         1.14 "Participant" means any salaried officer, senior officer, or employee of the Company (including any life insurance companies controlled by the Company which are Participating Affiliates and regulated under section 17B:18-52 of New Jersey Statutes) and their beneficiaries who has been designated as a Participant in the Plan pursuant to the requirements of Articles II or III of this Plan and has been granted an accrued benefit under Article II or Article III of this Plan, but in each case only to the extent such accrued benefits have been granted and have not yet been paid in full to such individuals.

         1.15 "Plan" means this Prudential Insurance Supplemental Executive Retirement Plan, as amended from time to time.

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         1.16 "Prior Employer" means an employer that is not a member of the
              Company's Controlled Group with which the person referred to had an employment relationship immediately before a Participant's Hire Date. Prior Employer includes all entities of a group (i) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the employer, (ii) each trade or business (whether or not incorporated) which is under common control with the employer (within the meaning of Section 414(c) of the Code), (iii) each organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as the employer, and (iv) each other entity required to be aggregated with the employer pursuant to regulations promulgated under
              Section 414(o) of the Code. Any such entity shall be treated as part of such group only for the period while it is a member of the controlled group or considered to be in a common control group.

         1.17 "Prior Employer Plan" means one or more defined benefit pension plans maintained by the Prior Employer, including an unfunded defined benefit plan maintained by the Prior Employer for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Title I of ERISA and also including any written individual defined benefit arrangement or agreement agreed to by the Prior Employer.

         1.18 "Prudential Cash Balance Plan" means the Prudential Cash Balance Pension Plan Document component of The Prudential Merged Retirement Plan, a defined benefit retirement plan maintained by the Company for itself and Participating Affiliates.

         1.19 "Prudential Traditional Retirement Plan" means the Prudential Traditional Retirement Plan Document component of The Prudential Merged Retirement Plan, a defined benefit retirement plan maintained by the Company for itself and Participating Affiliates.

         1.20 "Release" means a written release of rights and claims, from a Participant, in favor of the Company, any Controlled Group member, and individuals employed by or formerly employed by the Company and any Controlled Group member, in a form that is satisfactory to, and approved by, the Committee.

         1.21 "Retirement Plan" means the Prudential Traditional Retirement Plan and the Prudential Cash Balance Plan.

         1.22 "SERP Service" means service with the Company's Controlled Group plus any service with a Prior Employer. Service with the Company's Controlled Group shall be Credited Service under the Prudential Traditional Retirement Plan as to benefits for Participants under that plan or Cash Balance Service under the Prudential Cash Balance Plan as to benefits for participants under that plan. Service with the Prior Employer will be service credited under the Prior Employer Plans, both qualified and unfunded plans.

         1.23 "Supplemental Plan" means the Prudential Supplemental Retirement Plan, a non-qualified deferred compensation plan maintained by the Company for itself and Participating Affiliates.

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         1.24 "Termination of Employment" means the voluntary or involuntary termination of employment with all members of the Controlled Group for any reason, including death.

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                                   ARTICLE II

                            MID-CAREER HIRE BENEFITS

         2.1 Eligibility. A salaried officer, senior officer, or employee of the Company who: (A) meets requirements (1) through (7) below), and (B) is also designated as eligible for Mid-career Hire Benefits under the Plan in a written resolution either by the Compensation Committee which is subsequently and timely approved by the Board of Directors, or by the Board of Directors (in the case of an employee who is hired at, or becomes otherwise eligible after attaining, a pay grade under the Prudential Compensation Plan of 1 through 3, or an investment professional pay grade of 56A, or the equivalent, or to the extent otherwise required by the by-laws of the Company), thereby becomes a Participant under the Plan and is therefore eligible to accrue Mid-career Hire Benefits under this Article II. No Controlled Group employee who is not a Company employee or a life insurance company controlled by the Company and regulated under section 17B:18-52 of New Jersey Statutes will be eligible. By approval of any designation by the Compensation Committee, or any designation made directly by the Board of Directors, the Board of Directors has determined that the retirement benefits otherwise available to such individuals under the Retirement Plan, the Supplemental Plan and such other plans or arrangements sponsored by the Company are inadequate, and the failure to provide such benefits pursuant to the Plan would compromise the Company's ability to hire and retain such employee.

         The requirements are as follows:

(1) He or she is a participant in the Retirement Plan as of the date of designation of such person as a Participant under Article II of the Plan by the Compensation Committee or Board of Directors, as applicable;

(2) He or she has a pay grade of 1 through 4 in the Prudential Compensation Plan or investment professional grade of 56A, or the equivalent;

(3) He or she was actively employed by a Prior Employer immediately prior to being hired by a member of the Controlled Group;

(4) He or she terminated his or her employment with such Prior Employer in order to become an employee within the Controlled Group;

(5) As a result of such termination of employment with the Prior Employer, he or she either (A) forfeits prior benefit accruals, or (B) loses the future benefit accruals he or she would have earned had he or she remained employed by the Prior Employer, in each case, under a Prior Employer Plan;

(6) He or she requests in writing, as part of a negotiation with the Company regarding the written terms of his or her employment by the Company, that the Company agree to

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       provide additional retirement benefits in recognition of the loss of such
       Prior Employer Plan benefit accruals and/or future benefit accruals; and

(7) He or she meets the terms of this Plan and any other additional or different term or condition that the Compensation Committee (or in the case of an employee who is hired at, or otherwise becomes eligible after attaining, a pay grade of 1 through 3, the Board of Directors) determines, in its sole discretion, should be satisfied as a condition precedent or a condition subsequent to the receipt of Mid-career Hire Benefits accrued under this Article II, including, but not limited to, signing a Release; provided, that any additional or different term or condition is set forth in the written resolution designating the employee as eligible to accrue Mid-career Hire Benefits under the Plan.

       2.2 Amount--Prudential Traditional Retirement Plan Participant. Except as otherwise provided in section 2.4, below, the amount of the Mid-career Hire Benefits for a Participant in the Prudential Traditional Retirement Plan shall be an amount equal to the excess, if any, of (a) over (b) below:

       (a) Participant's hypothetical accrued retirement benefits (including, if applicable, early retirement benefits) under the Retirement Plan and Supplemental Plan, calculated using SERP Service and stated as a single life annuity.

       (b) The applicable offset in (1), (2) or (3), below, plus the Participant's benefit under the Retirement Plan and Supplemental Plan.

              (1) If benefits are provided under a Prior Employer Plan as an annuity or an Account Based Plan benefit for which no lump sum is available at or before the date of benefit commencement under this Plan and:

                    (A) Benefits under the Prior Employer Plan have commenced at the time the benefit under this plan will commence--the offset is the annuity benefit being paid to the participant from the Prior Employer Plan. The amount of offset will increase or decrease upon, and co-extensive with, any changes in the amount of benefit provided by the Prior Employer Plan that are known at the date of Prudential benefit commencement. If any partial lump sum payment was previously made, an additional offset for that payment will be calculated as if it were a benefit from an Account Based Plan under paragraph (2), below.

                    (B) Benefits under the Prior Employer Plan have not
                        commenced at the time the benefit under this plan will commence, but could commence at the participant's election--the offset is the normal form of annuity benefit available to the participant from the Prior Employer Plan, assuming the Prior Employer Plan benefit commenced at the time the benefit under this Plan will commence.

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                        The amount of the offset will increase or decrease upon,
                        and co-extensive with, any expected changes in the amount of benefit provided by the Prior Employer Plan that are known at the date of Prudential benefit commencement.

                    (C) Benefits under the Prior Employer Plan cannot commence until after the time the benefit under this plan will commence--the offset is the normal form of annuity benefit available to the participant from the Prior Employer Plan, but applied beginning as of the earliest date that the Prior Employer Plan benefit can commence. The amount of offset will increase or decrease upon, and co-extensive with, any expected changes in the amount of benefit provided by the Prior Employer Plan that are known at the date of Prudential benefit commencement.

              (2) If Prior Employer Plan benefits are provided by an Account Based Plan from which lump sum is available at or before date of benefit commencement from this Plan, the offset is a single life annuity, determined as follows:

                    (A) Determine the lump sum payable from the Prior Employer
                        Plan at the age benefits commence under this Plan. If a lump sum has been previously paid, increase the amount paid from the date of payment to benefit commencement date using the Prudential Cash Balance Plan interest crediting rate in effect on the Participant's Termination of Employment (or other determination date).

                    (B) Convert the lump sum determined in (A) to a single life annuity using conversion assumptions provided in the Prudential Cash Balance Plan as of the date of the determination.

              (3) If benefits are provided by both an annuity and Account Based Plan from which lump sum is available at or before date of benefit commencement from this Plan, the offset is the sum of the offsets calculated by applying paragraphs (1) and (2), above, separately to each type of benefit.

         2.3 Amount--Cash Balance Plan Participant. Except as otherwise provided pursuant to section 2.4 below, the amount of the Mid-career Hire Benefits for a Participant in the Prudential Cash Balance Plan shall be the sum of (i) a deemed Opening Account Balance equal to the excess, if any, of (a) less the offsets in
(b), plus (ii) the credits described in (c) below. This sum will be maintained in an account, which may be divided into appropriate sub-accounts.

         (a) Participant's hypothetical Opening Account Balance determined as follows:

              (1)   Expected Earnings;

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              (2)   Multiplied by Participant's initial SERP Basic Credit Rate;

              (3)   Multiplied by SERP Service as of the Hire Date; and

              (4)   Multiplied by 2/3.

              The SERP Basic Credit Rate is the percentage determined under Exhibit B of the Prudential Cash Balance Plan calculated using SERP Service.

         (b)  The sum of the applicable offset in (1) or (2) and the amount in
(3), below.


              (1) Account Based Plan of Prior Employer. If the Prior Employer Plan is an Account Based Plan from which a lump sum is available as of a date at or before the Hire Date, the offset is the lump sum payable from the Prior Employer Plan at the Participant's Hire Date (or, if later, the Eligibility Date). If a lump sum was paid before the Hire Date (or, if later, the Eligibility Date), determine the offset by increasing the amount paid from date of payment to age at the applicable date using Prudential Cash Balance Plan crediting rate in effect on the Hire Date (or, if later, the Eligibility Date).

              (2) Annuity or Account Based Plan with no Lump Sum payable. If the Prior Employer Plan is an annuity-type plan or an Account Based Plan from which no lump sum is available at or before the Hire Date (or, if later, the Eligibility Date), the offset is the present value of benefits actually payable at age 65 from the Prior Employer Plan. The present value will be determined using the normal form of benefit under the Prior Employer Plan or, if benefits have commenced, the benefit being paid. Present value will be calculated using the interest crediting rate methodology and mortality assumptions applicable under The Prudential Cash Balance Plan at the date of calculation, but applied as of the Hire Date (or, if later, the Eligibility Date).

              (3) Any account balance in the Prudential Cash Balance Plan and Supplemental Plan at the Eligibility Date.

         (c) Additional Credits. Additional credits are the sum of the SERP Basic Credit and the Interest Credit.

              (1) The SERP Basic Credit is a monthly addition to the Participant's account equal to a Basic Credit calculated under section 3.2 of the Prudential Cash Balance Plan, but using SERP Service, less the Basic Credit provided under the Prudential Cash Balance Plan and Supplemental Plan for that month using normal service crediting rules. These credits will continue during any period of disability, calculated and applied in a manner and for a period similar to section
                    3.5 of the Prudential Cash Balance Plan.

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              (2)   The Interest Credit is an addition to the account determined under section 3.4 of the Prudential Cash Balance Plan based on this Plan's account value at the beginning of the month.

         2.4 The Board of Directors (or if applicable, the Compensation Committee), may, in its sole discretion, specify pursuant to a written resolution that a Participant's Mid-career Hire Benefits under this Article shall be a different amount than the amount as calculated in Section 2.2 or 2.3 above, provided, that such resolution must set forth how such different amount shall be calculated and further provide that such different amount shall be provided to such Participant in lieu of any benefit that may otherwise be payable under Section 2.2 and 2.3.

         2.5 The benefit determined under this Plan will be coordinated with any benefits payable under a similar plan for employees of members of the Controlled Group other than the Company, or life insurance companies controlled by the Company which are regulated under section 17B:18-52 of New Jersey Statutes, so that total benefits from all such plans will not be higher than they would be if all benefits were provided under this Plan.

         2.6 No benefit will be payable under this Plan unless the Participant, when asked, supplies all information relating to service with the Prior Employer or benefits under the Prior Employer Plan that the Committee deems necessary to calculate the Participant's benefit.

         2.7 Coordination with Retiree Medical Benefits. If a Participant is not eligible as a Retiree under the Medical Benefits provisions of The Prudential Welfare Benefits Plan, or a successor plan (referred to as the "Medical Plan"), the Board may approve an additional Medical Benefit Differential benefit. A Participant will only be eligible for this Medical Benefit Differential provided the Participant would qualify as a Retiree if the Participant's SERP Service under this Article were added to actual service used to determine Retiree eligibility under the Medical Plan. The Medical Benefit Differential will be a payment in an amount calculated by the Committee to equal, after a reasonable allowance for taxes, the difference between (i) the contributions made under the Medical Plan by a similarly situated actual Retiree who separated from service at the same time and (ii) the contribution required for the Participant's continued participation in COBRA continuation coverage or, after exhaustion of COBRA continuation, the Executive Medical Access Plan of The Prudential Welfare Benefits Plan (or its equivalent) for which the Participant is eligible. If the Executive Medical Access Plan is discontinued, the Medical Benefit Differential will continue in the amount of the last contribution amount determined for a Participant prior to that discontinuance. The Committee may also specify a significantly lower, unvarying Medical Benefit Differential (including zero) that will be payable if the Participant is eligible but at any time declines to participate in the Executive Medical Access Plan. Notwithstanding any election under Article IV for the payment of benefits other than as an annuity, the Medical Benefit Differential shall be payable monthly, or on such other periodic basis as the Committee determines is appropriate under the circumstances. The Medical Benefit Differential will terminate when Medical Plan coverage provided to a similarly situated actual Retiree would have terminated.

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                                   ARTICLE III

                            EARLY RETIREMENT BENEFITS

         3.1 Eligibility. Any salaried officer, senior officer, or employee of the Company who meets requirements (1) through (5) (or if applicable, requirements (1) through (6)) set forth below thereby becomes a Participant under the Plan and therefore shall be eligible to accrue Early Retirement Benefits under this Article III; provided, however, that the accrual of Early Retirement Benefits under this Article and the payment of Early Retirement Benefits under this Plan shall be conditioned upon the Participant's signing a Release. By the provisions of Section 3.1(5) below, or by such designation pursuant to Section 3.1(4)(c) below, the Board of Directors has determined that the retirement benefits otherwise available to such individuals under the Retirement Plan, the Supplemental Plan and such other plans or arrangements sponsored by the Company would be inadequate absent the provision of such Early Retirement Benefits.

         The requirements are as follows:

(1) He or she is a participant in the Retirement Plan as of the date of designation of such person as a Participant under Article III of the Plan by the Committee, Compensation Committee or Board of Directors, as applicable;

(2) He or she has reached his or her earliest possible retirement date under the Prudential Traditional Retirement Plan before incurring a Termination of Employment either as a result of (A) attaining the first of the month coincident with or following age 55 with 10 Years of Vesting Service, or (B) attaining age 50 with 20 Years of Continuous Service and meeting all other requirements set forth in Section 502(b) of the Prudential Traditional Retirement Plan (or any successor provision);

(3) He or she has incurred an involuntary Termination of Employment (other than by death, summary dismissal, or termination for cause) or has been requested by the Company to agree to a Termination of Employment, in each case, while employed at a pay grade under the Prudential Compensation Plan of grade 1 through 6 or an investment professional grade of 56 or 56A, or the equivalents;

(4) He or she is designated in a written officer's certificate or written resolution as eligible to accrue Early Retirement Benefits under Article III of the Plan by one of the following --

             (a) The Committee, in its sole discretion, in the case of an employee at pay grades 5 or 6 and investment professional grade 56, or their equivalents, or

             (b) The Compensation Committee, in its sole discretion, in the case of an employee at grade 4 or grade 56A or their equivalents, or to the extent required by the by-laws of the Company (to the extent that such by-laws are more restrictive than the terms of this Plan), or

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             (c) The Board of Directors, in its sole discretion in the case of an employee at grades 1 through 3, or their equivalent, or to the extent required by the by-laws of the Company (to the extent that such by-laws are more restrictive than the terms of this Plan);

(5) Such designation made in Section 3.1(4)(a) and (b) above is subsequently and timely approved by the Board of Directors; and

(6) He or she meets the terms of this Plan and any other different or additional term or condition that the Committee (or if applicable, the Compensation Committee or the Board of Directors) determines, in its sole discretion, should be satisfied as a condition precedent or a condition subsequent to the receipt of Early Retirement Benefits under this Article III; provided, that any different or additional term or condition is set forth in the written officer's certificate or resolution designating the employee as eligible to accrue Early Retirement Benefits under the Plan.

         3.2     Amount. (a) Except as otherwise provided pursuant to paragraph
(b) below, the amount of a Participant's Early Retirement Benefits shall be an amount equal to the excess, if any, of (i) less (ii) below:

         (i) Participant's accrued retirement benefit under the Prudential Traditional Retirement Plan, and related accrued benefits under Articles II, III and IV of the Supplemental Plan, multiplied by an adjustment factor of 1.00, in the case of a Participant who retires under the Retirement Plan before the Participant's Normal Retirement Date;

                 LESS

         (ii) Participant's aggregate (A) accrued early retirement benefits under Article XI of the Prudential Traditional Retirement Plan, and (B) related benefits under Articles II, III, and IV of the Supplemental Plan, if any.

         (b) The Committee (or if applicable, the Compensation Committee or the Board of Directors), may, in its sole discretion, specify pursuant to a written officer's certificate or resolution, as the case may be, that a Participant's Early Retirement Benefits under this Article III shall be a lesser amount than the amount set forth in Section 3.2 (a) above, provided, that such certificate or resolution must set forth how such lesser amount shall be calculated and further provide that such lesser amount shall be provided to such Participant in lieu of any benefit that may otherwise be payable under this Section 3.2.

         3.3 Cash Balance Participant. In the event a Participant is covered under the Prudential Cash Balance Plan but elects an annuity that includes a Grandfathered Minimum Benefit (calculated under the Prudential Traditional Retirement Plan formula), the Participant's benefit relating to accruals prior to January 1, 2002 will be treated for purposes of applying section 3.2, above, as a benefit under the Prudential Traditional Retirement Plan.

         3.4 Coordination with Mid-career Hire Benefits. For participants granted eligibility for benefits under Article II of this plan, the following apply for purposes of this Article III:

         (a) Vesting Service and Continuous Service under section 3.1(2) shall be calculated to include all SERP Service.

         (b) For calculating the amount under section 3.2, the following subparagraphs will be substituted for subparagraphs (i) and (ii) of that section:

         (i) Participant's hypothetical accrued retirement benefits determined under section 2.2(a) without reduction for commencement before the Participant's Normal Retirement Date;

                  LESS

         (ii) Participant's hypothetical accrued retirement benefits determined under section 2.2(a).

                                   ARTICLE IV

                               PAYMENT OF BENEFITS

         4.1 Vesting. A benefit described in Article II will be payable under this Plan only if the Participant, at the time of Termination of Employment with all members of the Controlled Group has five years of service with the Controlled Group, or the Company incurs a change of ownership (within the meaning of Internal Revenue Code section 280G(b)(2)(A)(i)). Years of service will be years of Vesting Service determined under the portion of the Retirement Plan benefiting the Participant.

         4.2 Time and Form of Payment. (a) If a Participant has accrued any benefits described in Article II or Article III of the Plan, such Participant (or his or her beneficiary) shall begin receiving Plan payments on the date benefits commence under the Supplemental Plan. Benefits payable under the Plan shall be paid to the Participant (and his or her beneficiary) in the same form of benefit and at the same time as the benefit payable to such Participant (and beneficiary) under the Supplemental Plan (including any lump sum form of payment under the Supplemental Plan). All optional forms will be actuarially equivalent as of the date of commencement based upon the interest and actuarial assumptions, or will be adjusted using appropriate reduction factors, as prescribed under the Retirement Plan and Supplemental Plan at the date of commencement.

         (b) If a Participant has accrued any benefits described in Article II, but is not eligible to receive benefits under the Retirement Plan or the Supplemental Plan, such Participant shall be treated as if he or she had completed five years of vesting service under the Retirement Plan and the Supplemental Plan solely for purposes of determining the time and form of Plan payments under this Plan.

         (c) If a Participant has accrued any benefits described in Article II or Article III of the Plan, but dies before payment of Plan benefits commences under the Plan, benefits shall be payable at the same time, in the same form and to the same beneficiary as provided under the Supplemental Plan.

         4.3 Release. Any benefits accrued under this Plan shall be null and void and not be payable upon a Participant's failure to give, or subsequent revocation of, a Release. Any breach by a Participant of a Release shall give the Company the right to the return of such benefits, as well as the reimbursement by the Participant of any attorney fees and costs expended by the Company in enforcing such right of return.

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                                    ARTICLE V

                           ADMINISTRATION OF THE PLAN

         5.1 Administration of the Plan. The Compensation Committee shall appoint a Committee to administer the Plan, which shall be comprised of at least three duly authorized officers of the Company. The Committee shall maintain such procedures and records as will enable the Committee (or the Compensation Committee or the Board of Directors, as the case may be) to determine the Participants and their beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

         5.2 General Powers of Administration. (a) The Committee shall have the exclusive right, power, and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan; provided, however, that such right, power and authority shall be exercised by the Compensation Committee or the Board of Directors to the extent otherwise required by the Plan or the Company's by-laws (to the extent that such by-laws are more restrictive than the terms of this Plan). Any decision or action of the Committee (or the Compensation Committee or the Board of Directors, as the case may be) shall be conclusive and binding on the Company and the Participants.

         (b) Provisions set forth in the Retirement Plan with respect to claims and appeals procedures, and immunities of the Administrative Committee (as defined in the Retirement Plan), shall also be applicable with respect to the Plan and the Committee, except that all claim and appeals decisions shall be made by the Committee or, as provided in subsection (a) for general powers of administration, by the Compensation Committee or the Board of Directors.

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                                   ARTICLE VI

                            AMENDMENT AND TERMINATION

         6.1 Amendment or Termination of the Plan. The Company reserves the right to amend or terminate the Plan in any respect and at any time; provided, however, that the following conditions with respect to such amendment or termination must be satisfied for such amendment or termination to be binding and in effect:

(1) Such amendment or termination must be made pursuant to a written resolution of the Committee (or the Compensation Committee or the Board of Directors to the extent otherwise required by the Plan or the Company's by-laws (to the extent that such by-laws are more restrictive than the terms of this Plan));

(2) Such amendment or termination resolution may not adversely affect the rights of any Participant or beneficiary to receive benefits earned and accrued under the Plan prior to such amendment or termination, nor may the terms of any such amendment or termination be interpreted to provide that any benefits payable hereunder that are subject to a Release or other term or condition shall not continue to be subject to the terms of such Release, term or condition unless the terms of such amendment or termination resolution so specify;

(3) Any such amendment resolution that would (A) remove any of the eligibility criteria for Mid-career Hire Benefits (as set forth in Section 2.1 of the Plan) or Early Retirement Benefits (as set forth in
         Section 3.1 of the Plan), or (B) alter the formulae used, and thereby increase the amount of, Mid-career Hire Benefits (as set forth in Section 2.2 and 2.3 of the Plan) or Early Retirement Benefits (as set forth in Section 3.2(a) of the Plan), must be submitted to the Compensation Committee (and thereafter submitted to the Board of Directors) and the New Jersey Department of Banking and Insurance for approval (and must receive such approvals) before such amendment becomes effective.

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                                   ARTICLE VII

                               GENERAL PROVISIONS

         7.1 Participant's Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of the Company shall be required to be segregated or earmarked to represent the liability for accrued benefits under the Plan. The right of a Participant (or his or her beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company. All payments under the Plan shall be made from the general funds of the Company, unless satisfied by other means.

         7.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by any member of the Controlled Group or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

         7.3 No Enlargement of Employee Rights. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of any member of the Controlled Group.

         7.4 Non-Alienation Provision. No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         7.5 Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey, except conflict of laws provisions or to the extent that such laws are preempted by ERISA.

         7.6 Taxes. To the extent required by law, amounts accrued under the Plan shall be subject to federal social security and unemployment taxes during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). The Company shall withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state or local law.

         7.7 Excess Payments. If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or beneficiary shall be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company or withheld by it from any further amounts otherwise payable under the Plan.

         7.8 No Impact on Other Benefits. Amounts accrued under the Plan shall not be included in a Participant's compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the any member of the Controlled Group.

         7.9 Data. Each Participant or beneficiary shall furnish the Committee with all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee in form satisfactory to it.

         7.10 Incapacity of Recipient. If a Participant or other beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company under the Plan.

         7.11 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

The following officer of the Company attests that this is a true copy of the Plan as adopted by the Board of Directors May 14, 2002.

May 14, 2002                             /s/ Victor Y. Sim
                                        ----------------------------------------
Date                                     Victor Y. Sim
                                         Vice President of Total Compensation